PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 12, 2000)

                                     [LOGO]
                                 $1,096,060,000

                        TOYOTA MOTOR CREDIT CORPORATION
                               MEDIUM-TERM NOTES

                   DUE MORE THAN ONE YEAR FROM DATE OF ISSUE
                                 --------------

    Toyota Motor Credit Corporation may offer our medium-term notes from time to time. We will provide the specific terms of any notes offered in a pricing supplement. Unless the pricing supplement provides otherwise, the notes offered will have the following terms:

    - The notes will mature more than one year from the date of issue.

    - The notes may bear interest at fixed or floating rates or may not bear any interest. Floating rate interest may be based on one or more of the following rates plus or minus a fixed amount or multiplied by a factor:

        - CD Rate

        - CMT Rate

        - Commercial Paper Rate

        - Eleventh District Cost of Funds Rate

        - Federal Funds Rate

        - LIBOR

        - Prime Rate

        - Treasury Rate

        - Rates based on indices or formulas

        - Any other rate specified in the applicable pricing supplement.

    - The pricing supplement will specify the interest payment dates.

    - Payments on notes issued as indexed notes will be determined by reference to the index specified in the pricing supplement.

    - The pricing supplement will specify whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at our option or repayment at the option of the holder of the notes.

    - The notes will be denominated in U.S. dollars or any other currency specified in the applicable pricing supplement.

    - The notes will be held in global form by or on behalf of The Depository Trust Company, as depository, or issued in certificated form.

    - The notes will be in minimum denominations of $1,000, increased in multiples of $1,000.

                            -----------------------------

        INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON
                                      PAGE S-3.

                            -----------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                          Agents' Discounts and
                                    Price to Public(1)                         Commissions
                                    ------------------                    ---------------------
Per note................                             100%(2)                               .150%-.750%
Total(1)................      $               1,096,060,000       $               1,644,090-$8,220,450

                                    Proceeds to Toyota Motor
                                       Credit Corporation
                                    ------------------------
Per note................                                99.850%-99.250%
Total(1)................  $                1,094,415,910-$1,087,839,550

       (1) Or the equivalent in one or more foreign currencies.

       (2) Unless the pricing supplement provides otherwise, we will issue the notes at 100% of their principal amount.

                         ------------------------------

    We are offering the notes on a continuing basis through the agents listed below. These agents will use their reasonable efforts to sell the notes offered. We may also appoint additional agents. We may also sell notes to the agents listed below or others, as principal, for resale to investors and other purchasers. In the prospectus supplement, persons who purchase notes from Toyota Motor Credit Corporation as agent or as principal for resale are referred to as "agents." We may also sell notes without the assistance of an agent.

                         ------------------------------

MERRILL LYNCH & CO.

          GOLDMAN, SACHS & CO.

                    LEHMAN BROTHERS

                              J.P. MORGAN & CO.

                                         MORGAN STANLEY DEAN WITTER

                                                   SALOMON SMITH BARNEY
                            ------------------------

          The date of this prospectus supplement is January 12, 2000.

    THIS PROSPECTUS SUPPLEMENT DOES NOT CONTAIN COMPLETE INFORMATION ABOUT THE OFFERING OF THE NOTES. NO ONE MAY USE THIS PROSPECTUS SUPPLEMENT TO OFFER AND SELL THE NOTES UNLESS IT IS ACCOMPANIED BY THE PROSPECTUS. IF THE TERMS OF PARTICULAR NOTES DESCRIBED IN A PRICING SUPPLEMENT ARE DIFFERENT FROM THOSE DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE PRICING SUPPLEMENT.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT WE PROVIDE TO YOU. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THE NOTES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT

Risk Factors................................................     S-3
Description of the Notes....................................     S-5
United States Taxation......................................    S-26
Plan of Distribution........................................    S-35

    In this prospectus supplement, "TMCC," "we," "us" and "our" refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all of the notes offered under this prospectus supplement.

                                  RISK FACTORS

    Your investment in the notes involves certain risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the notes and to determine whether the notes are a suitable investment for you. The notes are not a suitable investment for you if you are unsophisticated about foreign currency transactions, debt securities or transactions involving interest rate, currency or other indices or formulas. You should carefully consider the risk factors discussed below before investing in the notes. The pricing supplement for a particular issuance of notes may describe additional information and risks applicable to those notes.

AN INVESTMENT IN NOTES INDEXED TO INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAS ENTAILS SPECIAL STRUCTURE RISKS

    An investment in notes where the principal or interest is determined by reference to other indices or formulas will entail significant risks not associated with an investment in a conventional fixed or floating rate note. Examples of this type of note are notes where either or both of the principal and interest is indexed to:

    - exchange rates;

    - interest rates;

    - currencies, including exchange rates and swap indices between currencies;

    - commodities; or

    - other indices specified in a particular pricing supplement.

    The risks from this type of investment include the possibility that (1) the index or indices may fluctuate significantly and (2) you will receive a lower, or no, amount of principal, premium, or interest and at different times than you expected. We have no control over a number of matters affecting this type of note, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine the amount of principal or interest payable in respect of a note contains a multiple or leverage factor, the effect of any change in the index or indices will be magnified. In recent years, particular interest rates and indices have been highly volatile and this volatility may be expected to continue in the future. However, past experience is not necessarily indicative of what may happen in the future.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

    If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may redeem your notes at a time when prevailing interest rates are relatively low. If this happens, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the redeemed notes. For this reason, an optional or mandatory redemption feature can affect the market value of your notes.

MANY FACTORS AFFECT THE TRADING MARKET AND MARKET VALUE OF YOUR NOTES

    We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of the creditworthiness of TMCC may affect the trading market or market value of your notes. These factors include:

    - the complexity and volatility of any index or formula applicable to the notes;

    - the method of calculating any principal, premium or interest to be paid on the notes;

    - the time remaining to the maturity of the notes;

    - the outstanding amount of the notes;

    - any redemption features of the notes;

    - the amount of other securities linked to any index or formula applicable to the notes; and

    - the level, direction and volatility of market interest rates generally.

In addition, because some notes may be designed for specific investment objectives or strategies, these notes may (1) have a more limited trading market and (2) experience more price volatility than conventional debt securities.

    Because of these limitations, you may not be able to sell notes readily or at prices that enable you to realize the yield you expect. In this regard, notes issued at a substantial discount from their principal amount payable at maturity trade at prices that tend to fluctuate more in relation to general changes in interest rates than the prices for conventional interest-bearing notes with comparable maturities. You should not purchase notes unless you understand and are able to bear the risk that particular notes may not be easy to sell and that the value of the notes will fluctuate over time, perhaps significantly.

    In addition, if your investment activities are subject to legal investment laws and regulations, you may not be able to invest in certain types of notes or your investment in them may be limited. You should review and consider any applicable restrictions before investing in the notes.

YOUR NOTES MAY NOT HAVE AN ESTABLISHED TRADING MARKET; SECONDARY TRADING IN THE NOTES

    No note will have an established trading market when issued. The notes will not be listed on any securities exchange unless otherwise provided in the applicable pricing supplement. Each of the agents may from time to time purchase and sell notes in the secondary market, but no agent is obligated to do so. From time to time, each of the agents may make a market in the notes, but any market making may be discontinued at any time. For these reasons, you should not assume that there will be any secondary market for your notes or, if there is a market, that it will be liquid. In addition, even if a secondary market develops for any notes, transaction costs may be high. As a result, the spread between bid and asked prices for notes may be substantial.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, do not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

                            DESCRIPTION OF THE NOTES

    The following description of the terms of the notes is in addition to, and if inconsistent replaces, the description and general terms of the notes under "Description of Debt Securities" in the prospectus. The following description of the terms of the notes sets forth certain general terms and provisions of the notes. The particular terms of notes offered by TMCC and the extent to which these general provisions may apply to the notes will be described in a pricing supplement relating to the notes. If the terms of particular notes described in a pricing supplement are different from those described in this prospectus supplement or in the prospectus, you should rely on the information in the pricing supplement.

    TMCC will issue the notes as a series of debt securities under an indenture, dated as of August 1, 1991, as amended by a first supplemental indenture, dated as of October 1, 1991 (together, the "Indenture"), by and among TMCC, The Chase Manhattan Bank and Bankers Trust Company. Bankers Trust Company will act as trustee for the notes (the "Trustee"). The following is a summary of certain provisions of the notes and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the notes. If we refer to particular sections or defined terms of the Indenture, we mean to incorporate by reference those sections or defined terms of the Indenture. A copy of the Indenture is an exhibit to the registration statement relating to the debt securities which includes the prospectus. See "Where You Can Find More Information" in the accompanying prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the Indenture or the notes, as the case may be. The term "debt securities," as used under this caption refers to all securities that may be issued under the Indenture, including the notes.

GENERAL

    All debt securities, including the notes, issued and to be issued under the Indenture will be unsecured general obligations of TMCC and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. The Indenture does not limit the total principal amount of debt securities that we may issue under the Indenture. We may issue debt securities from time to time in one or more series with the same or various maturities, at par, at a premium or with original issue discount up to the aggregate principal amount from time to time authorized by TMCC for each series. As of the date of this prospectus supplement, TMCC has issued approximately $8,903,940,000 aggregate principal amount of notes under the Indenture. Of this amount, $2,715,335,000 was outstanding as of January 12, 2000. TMCC may, from time to time, without the consent of the Holders of the notes, provide for the issuance of notes or other debt securities under the Indenture in addition to the $1,096,060,000 aggregate principal amount of notes offered by this prospectus supplement and the notes previously issued.

    The notes are currently limited to $10,800,000,000 aggregate principal amount or its equivalent in foreign currencies, based on the applicable exchange rate at the time of the offering. For purposes of calculating this limitation, we will use the initial offering price of debt securities sold at a discount to their face amount and the face amount of debt securities sold at a premium to their face amount. The notes offered by the prospectus supplement will be offered on a continuing basis and will mature on a day that is more than one year from the date of issue, as selected by the purchaser and agreed to by TMCC. Interest-bearing notes will bear interest at fixed rates or at floating rates. Notes may be issued at a premium, or at significant discounts from their principal amount payable at the stated maturity date or on any prior date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of TMCC, repayment at the option of the holder or otherwise (each date, a "Maturity"). Some notes may not bear interest.

    Unless otherwise provided in the applicable pricing supplement, the notes will be denominated in United States dollars and payments of principal, premium and interest, if any, on the notes will be made in United States dollars. If any of the notes are not denominated in United States dollars or if the principal of, premium or interest on the notes is payable in or by reference to a currency or in amounts determined by reference to one or more currencies other than that in which the note is denominated, we will include the applicable provisions in the note and describe them in the applicable pricing supplement.

    TMCC may change, from time to time, interest rates, interest rate and/or principal formulae and other variable terms of the notes, but no change will affect any note already issued or as to which TMCC has accepted an offer to purchase.

    Each note will be issued in fully registered book-entry form or certificated form in denominations of $1,000 and integral multiples of $1,000, unless otherwise provided in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository identified in the applicable pricing supplement. See "Book-Entry Notes" in this prospectus supplement. Registration of transfer of notes in certificated form will be made at the Trustee's corporate trust office. There will be no service charge for any registration of transfer or exchange of notes, but TMCC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange, other than exchanges pursuant to the Indenture not involving any transfer.

    TMCC will make payments of principal, premium and interest, if any, on notes in book-entry form through the Trustee to the depository or its nominee. See "Book-Entry Notes" in this prospectus supplement. Unless otherwise specified in the applicable pricing supplement, a Beneficial Owner of notes in book-entry form that are denominated in a currency other than United States dollars (a "Specified Currency") electing to receive payments of principal or any premium or interest in that Specified Currency must notify the participant of DTC through which it holds its interest on or before the dates specified in the applicable pricing supplement. The participant must notify the depository of this election. If the participant receives complete instructions and forwards them to the depository, and the depository forwards them to the paying agent, on or before the relevant dates, the Beneficial Owner of the notes in book-entry form will receive payments in the Specified Currency.

    In the case of notes in certificated form, TMCC will make payments of principal or premium, if any, at the Maturity of each note in immediately available funds upon presentation of the note at the Trustee's corporate trust office in the Borough of Manhattan, The City of New York, or at such other place as TMCC may designate. In addition, in the case of any repayment on an optional repayment date, a duly completed election form may also be required to be submitted at the same place if specified in the applicable pricing supplement. Payment of interest due at Maturity will be made to the person to whom payment of the principal of the note in certificated form will be made. Payment of interest due on notes in certificated form other than at Maturity will be made at the Trustee's corporate trust office or, at TMCC's option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register. However, a holder of $10,000,000 or more in aggregate principal amount of notes in certificated form having the same interest payment dates will, at the option of TMCC, be entitled to receive interest payments other than at Maturity by wire transfer of immediately available funds if the Trustee receives appropriate wire transfer instructions in writing not less than 15 calendar days before the applicable interest payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder of the note.

    "Business Day" as used in this prospectus supplement means, unless otherwise specified in the applicable pricing supplement:

    - for United States dollar denominated notes for which LIBOR is not an applicable Interest Rate Basis:

       - any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York (a "New York Business Day");

    - for United States dollar denominated notes for which LIBOR is an applicable Interest Rate Basis:

       - a day that is both (1) a day on which commercial banks are open for business, including dealings in the designated Index Currency (as defined below) in London (a "London Business Day") and (2) a New York Business Day;

    - for non-United States dollar denominated notes (other than notes denominated in euro) for which LIBOR is not an applicable Interest Rate
      Basis:

       - a day that is both (1) a day other than a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the Specified Currency (as defined below) (a "Principal Financial Center Business Day") and (2) a New York Business Day;

    - for non-United States dollar denominated notes (other than notes denominated in euro) for which LIBOR is an applicable Interest Rate Basis:

       - a day that is all of: (1) a Principal Financial Center Business Day;
         (2) a New York Business Day; and (3) a London Business Day;

    - for euro denominated notes for which LIBOR is not an applicable Interest Rate Basis:

       - a day that is both (1) a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is open (a "TARGET Business Day") and (2) a New York Business Day; and

    - for euro denominated notes for which LIBOR is an applicable Interest Rate
      Basis:

       - a day that is all of: (1) a TARGET Business Day; (2) a New York Business Day; and (3) a London Business Day.

    "Principal Financial Center" means, unless otherwise specified in the applicable pricing supplement:

    - the capital city of the country issuing the Specified Currency except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, South African rand and Swiss francs, the Principal Financial Center will be the City of New York, Sydney and Melbourne, Toronto, Frankfurt, Amsterdam, Johannesburg and Zurich, respectively; or

    - the capital city of the country to which the Index Currency relates, except that with respect to United States dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the Principal Financial Center will be the City of New York, Toronto, Frankfurt, Amsterdam, London, Johannesburg and Zurich, respectively.

    "Index Currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated. If no currency is specified in the applicable pricing supplement, the Index Currency will be United States dollars.

    "Specified Currency" means the currency in which a particular note is denominated (or, if the currency is no longer legal tender for the payment of public and private debts, any other currency of the relevant country which is then legal tender for the payment of such debts).

TRANSACTION AMOUNTS

    Interest rates offered by TMCC for notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. TMCC may also offer notes with similar variable terms but different interest rates concurrently at any time. TMCC may also concurrently offer notes having different variable terms to different investors.

REDEMPTION

    The notes will not be subject to any sinking fund. If provided in an applicable pricing supplement, TMCC may redeem notes, in whole or in part, before their stated maturity at TMCC's option on notice given not more than 60 nor less than 30 days (or on other notice described in the applicable pricing supplement) before the date of redemption, or through operation of a mandatory or optional sinking fund or analogous provisions. The pricing supplement will set forth the detailed terms of any redemption, including the date after or on which and the price or prices including premium, if any, at which the notes may be redeemed. Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to repayment at the option of the Holders.

INTEREST

    GENERAL

    Each note will bear interest from the date of issue (the "Original Issue Date") at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable (an "Interest Payment Date") and at Maturity. The first payment of interest on any note originally issued between a Regular Record Date, as defined below, and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the registered holder on the next succeeding Regular Record Date.

    A "Regular Record Date" will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

    FIXED RATE NOTES

    Fixed rate notes will bear interest from and including the date of issue at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the notes to, but excluding, the related interest payment date or Maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be paid on the basis of a 360-day year of twelve 30-day months.

    Unless otherwise provided in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and at Maturity. Unless otherwise provided in the applicable pricing supplement, if any Interest Payment Date or the Maturity of a fixed rate note falls on a day that is not a Business Day, as defined below, any principal, premium, or interest payments will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on the amount payable for the period from and after the Interest Payment Date or Maturity, as the case may be.

    FLOATING RATE NOTES

    INTEREST RATE BASIS. Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

    - the CD Rate,

    - the CMT Rate,

    - the Commercial Paper Rate,

    - the Eleventh District Cost of Funds Rate,

    - the Federal Funds Rate,

    - LIBOR,

    - the Prime Rate,

    - the Treasury Rate, or

    - any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

    A floating rate note may bear interest with respect to two or more Interest Rate Bases.

    TERMS. Each applicable pricing supplement will specify the terms of a floating rate note, including whether the floating rate note is:

    - a "Regular Floating Rate Note,"

    - an "Inverse Floating Rate Note,"

    - a "Floating Rate/Fixed Rate Note,"

    - the Interest Rate Basis or Bases,

    - the Initial Interest Rate,

    - the Interest Reset Dates,

    - the Interest Reset Period,

    - the Interest Payment Dates,

    - the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated ("Index Maturity"),

    - Maximum Interest Rate and Minimum Interest Rate, if any, and

    - the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the "Spread"),

    - the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier"),

    - if one or more of the specified Interest Rate Bases is LIBOR, the Index Currency, the Index Maturity and the Designated LIBOR Page, and

    - if one or more of the specified Interest Rate Bases is the CMT Rate, the Designated CMT Telerate Page and Designated CMT Maturity Index.

    The interest rate borne by floating rate notes will be determined, in general, as described below. However, if a floating rate note is designated as having an addendum, and the addendum specifies different or additional interest payment terms, the floating rate note will bear interest in accordance with the terms described in the addendum and the applicable pricing supplement.

    REGULAR FLOATING RATE NOTES. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an addendum attached which specifies different or additional interest payment terms, it will be a Regular Floating Rate Note and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

    - plus or minus the applicable Spread, if any; and/or

    - multiplied by the applicable Spread Multiplier, if any.

    The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the applicable pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on a Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date.

    TMCC may change the Spread, Spread Multiplier, Index Maturity and other variable terms of floating rate notes from time to time, but no change will affect any floating rate note previously issued or as to which TMCC has accepted an offer to purchase.

    FLOATING RATE/FIXED RATE NOTES. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable pricing supplement, it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

    - plus or minus the applicable Spread, if any; and/or

    - multiplied by the applicable Spread Multiplier, if any.

    The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the applicable pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on a Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date until the date on which interest begins to accrue on a fixed rate basis (the "Fixed Rate Commencement Date"). Unless otherwise specified in the applicable pricing supplement, the interest rate in effect beginning on, and including, the Fixed Rate Commencement Date to Maturity will be the Fixed Interest Rate, if that rate is specified in the applicable pricing supplement. If no Fixed Interest Rate is specified, the interest rate will be the rate in effect on the day immediately preceding the Fixed Rate Commencement Date.

    INVERSE FLOATING RATE NOTES. If a floating rate note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable pricing supplement, it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the Interest Rate Basis or Bases:

    - plus or minus the applicable Spread, if any; and/or

    - multiplied by the applicable Spread Multiplier, if any.

    The interest rate on an Inverse Floating Rate Note will not be less than zero unless specified otherwise in the applicable pricing supplement. The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on an Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date.

    INTEREST RESET DATES. Each applicable pricing supplement will specify whether the rate of interest on the floating rate note will be reset daily, weekly, monthly, quarterly, semiannually, annually or any other specified period (each, an "Interest Reset Period") and the dates on which the interest rate will be reset (each, an "Interest Reset Date"). Unless specified otherwise in the applicable pricing supplement, the Interest Reset Date will be in the case of floating rate notes which reset:

    - daily--each Business Day;

    - weekly--the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as below described;

    - monthly--the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate Notes is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

    - quarterly--the third Wednesday of March, June, September and December of each year;

    - semiannually--the third Wednesday of the two months specified in the applicable pricing supplement; and

    - annually--the third Wednesday of the month specified in the applicable pricing supplement; provided however, that, for Floating Rate/Fixed Rate Notes, the interest rate will not reset after the Fixed Rate Commencement Date.

    Unless specified otherwise in the applicable pricing supplement, if any Interest Reset Date for a floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable Interest Rate Basis, if the Interest Determination Date would otherwise fall on an Interest Reset Date, then the applicable Interest Reset Date will be postponed to the next succeeding Business Day.

    Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day will be:

    - if the day is an Interest Reset Date, the interest rate determined on the related Interest Determination Date, as defined below, immediately preceding such Interest Reset Date; or

    - if the day is not an Interest Reset Date, the interest rate determined on the related Interest Determination Date immediately preceding the most recent Interest Reset Date.

    MAXIMUM AND MINIMUM INTEREST RATES. A floating rate note may also have either or both of the following:

    - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate"); and

    - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate").

    In addition to any Maximum Interest Rate that may be applicable to a floating rate note under the above provisions, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States laws of general application.

    INTEREST PAYMENTS. The interest payment dates applicable to a note will be specified in the related pricing supplement. Each floating rate note will bear interest from the date of issue at the rates specified in the note until the principal is paid or otherwise made available for payment. Except as provided below or in an applicable pricing supplement, the interest payment dates for floating rate notes will be, in the case of floating rate notes which reset:

    - daily, weekly or monthly--the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

    - quarterly--the third Wednesday of March, June, September and December of each year;

    - semiannually--on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

    - annually--the third Wednesday of the month of each year specified in the applicable pricing supplement; and

    - in each case, at Maturity (each, an "Interest Payment Date").

    Unless specified otherwise in the applicable pricing supplement, if any Interest Payment Date for a floating rate note other than an Interest Payment Date at Maturity would otherwise be a day that is not a Business Day, the Interest Payment Date will be the next succeeding day that is a Business Day except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium and interest, if any, will be made on the next succeeding Business Day, and no interest on the payment will accrue for the period from and after Maturity.

    All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from the calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

    Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid), to but excluding the related Interest Payment Date. Interest payments on floating rate notes made at Maturity will include interest accrued to but excluding the date of Maturity.

    Except as specified otherwise in the applicable pricing supplement, each floating rate note will accrue interest on an "Actual/360" basis, an "Actual/Actual" basis, or a "30/360" basis, in each case as specified in the applicable pricing supplement. For floating rate notes calculated on an Actual/360 basis and Actual/Actual basis, accrued interest for each Interest Calculation Period, as defined below, will be calculated by multiplying:

    (1) the face amount of the floating rate note;

    (2) the applicable interest rate; and

    (3) the actual number of days in the related Interest Calculation Period and dividing the resulting product by 360 or 365, as applicable; or with respect to an Actual/Actual basis floating rate note, if any portion of the related Interest Calculation Period falls in a leap year, the product of (1) and
(2) above will be multiplied by the sum of

    - the actual number of days in that portion of the related Interest Calculation Period falling in a leap year divided by 366, and

    - the actual number of days in that portion of the related Interest Calculation Period falling in a non-leap year divided by 365.

    For floating rate notes calculated on a 30/360 basis, accrued interest for an Interest Calculation Period will be computed on the basis of a 360-day year of twelve 30-day months, irrespective of how many days are actually in the Interest Calculation Period. Unless specified otherwise in the applicable pricing supplement, for floating rate notes that accrue interest on a 30/360 basis, if any Interest Payment Date or the Maturity falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after the Interest Payment Date or Maturity, as the case may be.

    "Interest Calculation Period" means with respect to any period, the period from and including the most recent Interest Reset Date (or from and including the date of issue in the case of the first Interest Reset Date) to but excluding the next succeeding Interest Reset Date for which accrued interest is being calculated.

    Unless specified otherwise in the applicable pricing supplement, interest with respect to notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in the same manner as if only one of the applicable Interest Rate Bases applied.

    INTEREST DETERMINATION DATES. The interest rate applicable to each Interest Reset Period beginning on the Interest Reset Date with respect to that Interest Reset Period will be the rate determined on the applicable "Interest Determination Date," as follows unless otherwise specified in the applicable pricing supplement:

    - the Interest Determination Date for the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related note;

    - the Interest Determination Date for the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below under "Eleventh District Cost of Funds Rate Notes";

    - the Interest Determination Date for LIBOR will be the second London Banking Day preceding each Interest Reset Date;

    - the Interest Determination Date for the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be that preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following that auction.

    - the Interest Determination Date for a floating rate note whose interest rate is determined with reference to two or more Interest Rate Bases, will be the most recent Business Day which is at least two Business Days prior to the Interest Reset Date for the floating rate note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined and compared on that date, and the applicable interest rate will take effect on the related Interest Reset Date.

    "London Banking Day" means any day on which commercial banks are open for business (including dealings in the designated Index Currency) in London.

    CALCULATION DATE. Unless otherwise provided in the applicable pricing supplement, Bankers Trust Company will be the calculation agent. Upon request of the Holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such floating rate note. Unless specified otherwise in the applicable pricing supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date, will be the earlier of:

    - the tenth calendar day after the applicable Interest Determination Date, or, if that day is not a Business Day, the next succeeding Business Day, or

    - the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

    CD RATE NOTES. CD Rate notes ("CD Rate Notes") will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable CD Rate Notes and in any applicable pricing supplement.

    Unless specified otherwise in the applicable pricing supplement, "CD Rate" means the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519), as defined below, under the heading "CDs (secondary market)".

    The following procedures will be followed if the CD Rate cannot be determined as described above:

(1) If the rate referred to above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on the applicable Interest Determination Date will be the rate for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)".

(2) If the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the applicable Interest Determination Date of three leading nonbank dealers in negotiable United States dollar certificates of deposit in the City of New York selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at the time.

(3) If the dealers selected by the calculation agent are not quoting as set forth in clause (2) above, the CD Rate on the applicable Interest Determination Date will be the rate in effect on the applicable Interest Determination Date.

    "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/ h15/update, or any successor site or publication.

    CMT RATE NOTES. CMT Rate notes ("CMT Rate Notes") will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable CMT Rate Notes and in any applicable pricing supplement.

    Unless specified otherwise in the applicable prospectus supplement, "CMT Rate" means the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for:

    - if the Designated CMT Telerate Page is 7051, the rate on the applicable Interest Determination Date and

    - if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable pricing supplement, for the week, or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related Interest Determination Date occurs.

    The following procedures will be followed if the CMT Rate cannot be determined as described above:

    (1) If the rate referred to above is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519).

    (2) If the rate referred to in clause (1) above is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index for the applicable Interest Determination Date with respect to the applicable Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

    (3) If the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as a yield to maturity, based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a "Reference Dealer") which may include the calculation agent or its affiliates selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year and in a principal amount that is representative for a single transaction in that market at that time.

    (4) If three or four and not five of the Reference Dealers are quoting as referred to in clause (3) above, then the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the arithmetic mean of the bid prices obtained and neither the highest nor lowest of the quotes will be eliminated.

    (5) If the calculation agent cannot obtain three applicable Treasury Note quotations as referred to in clause (4) above, the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in that market at that time.

    (6) If three or four and not five of the Reference Dealers are quoting as referred to in clause (5) above, then the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the arithmetic mean of the bid prices obtained and neither the highest nor lowest of the quotes will be eliminated.

    (7) If fewer than three Reference Dealers selected by the calculation agent are quoting as mentioned in clause (6) above, the CMT Rate will be the rate in effect on the applicable Interest Determination Date.

    If two Treasury Notes with an original maturity as described in clause (5) above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain from five Reference Dealers quotations for the Treasury Notes with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on the Bridge Telerate, Inc. or any successor service on the page designated in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20, 30 years, specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be 2 years.

    COMMERCIAL PAPER RATE NOTES. Commercial Paper Rate notes ("Commercial Paper Rate Notes") will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Commercial Paper Rate Notes and in any applicable pricing supplement.

    Unless specified otherwise in the applicable pricing supplement, "Commercial Paper Rate" means the Money Market Yield, as defined below, on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the heading "Commercial Paper--Nonfinancial."

    The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

    (1) If the rate referred to above is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15 Daily Update, or other recognized electronic source for the purpose of displaying the applicable rate under the caption "Commercial Paper--Nonfinancial".

    (2) If by 3:00 P.M., New York City time, on the related Calculation Date the Commercial Paper Rate is not yet published in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the calculation agent and its affiliates, selected by the calculation agent for commercial paper having the Index Maturity designated in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization.

    (3) If the dealers selected by the calculation agent are not quoting as mentioned in clause (2) above, the Commercial Paper Rate determined on the applicable Interest Determination Date will be the rate in effect on the applicable Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage rounded upwards to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                                 D X 360
Money Market Yield =         --------------              X 100
                              360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    ELEVENTH DISTRICT COST OF FUNDS RATE NOTES. Eleventh District Cost of Funds Rate notes ("Eleventh District Cost of Funds Notes") will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Eleventh District Cost of Funds Rate Notes and in any applicable pricing supplement.

    Unless specified otherwise in the applicable pricing supplement, "Eleventh District Cost of Funds Rate" means the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. or any successor service on page 7058 or any other page as may replace the specified page on that service ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date.

    The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

    (1) If the Eleventh District Cost of Funds Rate does not appear on Telerate Page 7058 on the applicable Interest Determination Date, the Eleventh District Cost of Funds Rate for the applicable Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Interest Determination Date.

    (2) If the Federal Home Loan Bank of San Francisco fails to announce the Index on or before the applicable Interest Determination Date for the calendar month immediately preceding the applicable Interest Determination Date, then the Eleventh District Cost of Funds Rate for the applicable Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the applicable Interest Determination Date.

    FEDERAL FUNDS RATE NOTES. Federal Funds Rate notes ("Federal Funds Notes") will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Federal Funds Rate Notes and in any applicable pricing supplement.

    Unless specified otherwise in the applicable pricing supplement, "Federal Funds Rate" means the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," as displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on that service ("Telerate Page 120").

    The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

    (1) If the rate referred to above does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date for United States dollar federal funds published in
       H.15 Daily Update, or other recognized electronic source for the purpose of displaying the applicable rate under the heading "Federal Funds (Effective)".

    (2) If the Federal Funds Rate is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the calculation agent and its affiliates, selected by the calculation agent before 9:00 A.M., New York City time on the applicable Interest Determination Date.

    (3) If the brokers so selected by the calculation agent are not quoting as mentioned in clause (2) above, the Federal Funds Rate for the applicable Interest Determination Date will be the Federal Funds Rate in effect on the applicable Interest Determination Date.

    LIBOR NOTES. LIBOR notes ("LIBOR Notes") will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the applicable LIBOR Notes and in any applicable pricing supplement.

    Unless specified otherwise in the applicable pricing supplement, "LIBOR" means:

    - if "LIBOR Telerate" is specified in the applicable pricing supplement, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in the Index Currency having the Index Maturity designated in the applicable pricing supplement commencing on the second London Banking Day immediately following the applicable Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M. London time, on the applicable Interest Determination Date, or

    - if "LIBOR Reuters" is specified in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the Index Currency having the Index Maturity designated in the applicable pricing supplement, commencing on the second London Banking Day immediately following the applicable Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M. London time on the applicable Interest Determination Date, if at least two offered rates appear (except as provided in the following sentence). If the Designated LIBOR Page by its terms provides for only a single rate, then the single rate will be used.

    The following procedures will be followed if LIBOR cannot be determined as described above:

    (1) With respect to an Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified above, LIBOR for the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market, which may include the calculation agent and its affiliates, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable pricing supplement, commencing on the second London Banking Day immediately following the applicable Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable Index Currency in that market at that time. If at least two such quotations are provided, LIBOR determined on the applicable Interest Determination Date will be the arithmetic mean of the quotations.

    (2) If fewer than two quotations referred to in clause (1) above are provided, LIBOR determined on the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., or such other time specified in the applicable pricing supplement, in the applicable Principal Financial Center, on the applicable Interest Determination Date by three major banks, which may include the calculation agent and its affiliates, in that Principal Financial Center selected by the calculation agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Index Currency in that market at that time.

    (3) If the banks so selected by the calculation agent are not quoting as mentioned in clause (2) above, LIBOR for the applicable Interest Determination Date will be LIBOR in effect on the applicable Interest Determination Date.

    Unless specified otherwise in the applicable pricing supplement, "Index Currency" and "Principal Financial Center" have the meanings set forth above under "Description of the Notes--General."

    "Designated LIBOR Page" means either:

    - if "LIBOR Telerate" is designated in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service on the page designated in the applicable pricing supplement or any page as may replace the designated page on that service or for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency; or

    - if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service or any successor service on the page designated in the applicable pricing supplement or any other page as may replace the designated page on that service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency.

    PRIME RATE NOTES. Prime Rate notes ("Prime Rate Notes") will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Prime Rate Notes and in any applicable pricing supplement.

    Unless specified otherwise in the applicable pricing supplement, "Prime Rate" means the rate on the applicable Interest Determination Date published in H.15(519) under the heading "Bank Prime Loan."

    The following procedures will be followed if the Prime Rate cannot be determined as described above:

    (1) If the rate referred to above is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the Prime Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption "Bank Prime Loan".

    (2) If the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Prime Rate for the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by the banks that appear on the Reuters Screen US PRIME 1 Page (as defined below) as the particular bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, so long as at least four rates appear on the page.

    (3) If fewer than four rates described in clause (2) above appear in Reuters Screen US PRIME 1 by 3:00 P.M., New York City time, on the related Calculation Date, the Prime Rate for the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include the calculation agent and its affiliates, in The City of New York selected by the calculation agent.

    (4) If the banks selected by the calculation agent are not quoting as described in clause (3) above, the Prime Rate for the applicable Interest Determination Date will be the Prime Rate in effect on the applicable Interest Determination Date.

    "Reuters Screen US PRIME 1 Page" means the display designated as the "US PRIME 1" page on the Reuters Monitor Money Rates Service or such other page as may replace the US PRIME 1 page on that service or any successor service for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE NOTES. Treasury Rate notes ("Treasury Rate Notes") will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Treasury Rate Notes and in any applicable pricing supplement.

    Unless specified otherwise in the applicable pricing supplement, "Treasury Rate" means the rate from the auction held on the applicable Interest Determination Date ("Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57").

    The following procedures will be followed if the Treasury Rate cannot be determined as described above:

    (1) If the rate described above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High".

    (2) If the rate described in clause (1) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury.

    (3) If the rate described in clause (2) above is not announced by the United States Department of the Treasury, or if the Auction is not held, the Treasury Rate for the applicable Interest Determination Date will be the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/ Treasury Bills/Secondary Market".

    (4) If the rate described in clause (3) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/ Treasury Bills/Secondary Market".

    (5) If the rate described in clause (4) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the calculation agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement.

    (6) If the dealers selected by the calculation agent are not quoting as described in clause (5) above, the Treasury Rate for the applicable Interest Determination Date will be the rate in effect on the applicable Interest Determination Date.

    "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                     D X N
Bond Equivalent Yield =         --------------             X 100
                                 360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to notes, including the determination of an Interest Rate Basis, the specification of Interest Rate Basis, the calculation of the interest rate applicable to a floating rate note, the Interest Payment Dates, the stated maturity date, any redemption or repayment provisions or any other matters may be modified as specified under "Other Provisions" on the face of the note or in an addendum to the note and in the applicable pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

    TMCC may issue notes from time to time at a price less than their redemption price at Maturity, resulting in the notes being treated as if they were issued with original issue discount for federal income tax purposes ("Original Issue Discount Notes"). Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. See "United States Taxation" in this prospectus supplement. Additional considerations relating to Original Issue Discount Notes may be described in the applicable pricing supplement.

    If a bankruptcy case is commenced by us or against us under the United States Bankruptcy Code, it is possible that a portion of the face amount of an Original Issue Discount Note would be treated as interest, and that the unamortized portion would be treated as unmatured interest under
Section 502(b)(2) of the Bankruptcy Code. Unmatured interest is not an allowable claim under Section 502(b)(2) of the Bankruptcy Code. Although it is impossible to predict what portion, if any, of the face amount of an Original Issue Discount Note would be treated as unmatured interest, one possible result is that a bankruptcy court might determine the amount of unmatured interest on the Note by (1) reference to the amount of amortized original issue discount of the Original Issue Discount Note for tax purposes or (2) the unamortized debt discount of the Original Issue Discount Note for financial accounting purposes. The valuation method chosen by a bankruptcy court could lead to a significantly different result for the holder of an Original Issue Discount Note.

AMORTIZING NOTES

    TMCC may from time to time offer notes ("Amortizing Notes") with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. We will provide further information concerning additional terms and conditions of any issue of Amortizing Notes in the applicable pricing supplement. We will also include a table setting forth repayment information for each Amortizing Note in the applicable note and the applicable pricing supplement.

INDEXED NOTES

    TMCC may from time to time offer notes ("Indexed Notes") with the amounts payable determined by reference to:

    - the price or prices of specified commodities or stocks;

    - interest rate indices;

    - interest rate or exchange rate swap indices;

    - the exchange rate of one or more specified currencies relative to another currency; or

    - other price, exchange rate or financial index or indices as may be specified in the notes and described in the applicable pricing supplement.

    Holders of Indexed Notes may receive amounts at Maturity that are greater than or less than the face amount of the Indexed Notes. The method for determining the amounts payable on Interest Payment Dates and at Maturity, if any, and any applicable historical information and other considerations, including material tax considerations, associated with Indexed Notes, will be set forth in the applicable pricing supplement. See "Risk Factors--An Investment in Notes Indexed to Interest Rate, Currency or Other Indices or Formulas Entails Special Structure Risks" in this prospectus supplement for a description of risks associated with Indexed Notes.

    For purposes of determining the voting rights of a Holder of an Indexed Note indexed as to principal under the Indenture, the principal amount of the Indexed Note will be deemed to be equal to the face amount of that Note upon issuance.

BOOK-ENTRY NOTES

    DESCRIPTION OF THE GLOBAL NOTES

    Upon issuance, all notes in book-entry form having the same original issue date, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (each, a "Global Note"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depository registered in the name of the depository or a nominee of the depository. Except as described below, a Global Note may not be transferred except as a whole: (1) by the depository to a nominee of the depository; (2) by a nominee of the depository to the depository or another nominee of the depository; (3) by the depository or any nominee to a successor of the depository or a nominee of the successor.

    So long as the depository or its nominee is the registered owner of a Global Note, the depository or its nominee, as the case may be, will be the sole Holder of the notes in book-entry form represented by the Global Note for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Note or Notes representing notes in book-entry form will not be entitled to receive physical delivery of notes in certificated form and will not be considered to be the Holders of the notes for any purpose under the Indenture, and no Global Note representing notes in book-entry form will be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depository and, if a person is not a participant, on the procedures of the participant through which the person owns its interest in order to exercise any rights of a Holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a Global Note representing notes in book-entry form. TMCC understands that under existing industry practices, if TMCC requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action which a Holder is entitled to give or take under the Indenture, the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize Beneficial Owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of Beneficial Owners.

    DTC PROCEDURES

    The initial depository for the notes will be The Depository Trust Company. The following is based on information furnished by The Depository Trust Company:

    The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One Global Note will be issued to represent each $400,000,000 of aggregate principal amount of notes of the same issue. Additional Global Notes will be issued to represent any remaining principal amount of the issue.

    The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

    Purchases of notes in book-entry form under the depository's system must be made by or through direct participants, which will receive a credit for notes in book-entry form on the depository's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global Note ("Beneficial Owner") is in turn recorded on the records of direct participants and indirect participants. Beneficial Owners of notes in book-entry form will not receive written confirmation from the depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are accomplished by entries made on the books of participants acting on behalf of the Beneficial Owners. Beneficial Owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests in the notes, unless use of the book-entry system for notes in book-entry form is discontinued.

    To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of Global Notes with the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual Beneficial Owners of the Global Notes representing the notes in book-entry form; the depository's records reflect only the identity of the direct participants to whose accounts the notes in book-entry form are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the notes to their customers.

    Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial

Owners will by governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the notes in book-entry form within an issue are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

    Neither the depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to TMCC as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

    TMCC will make principal, premium, if any, and interest payments on the Global Notes representing the notes in book-entry form to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participant and not of the depository, the Trustee or TMCC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to the depository is the responsibility of TMCC or the Trustee, disbursement of such payments to direct participants is the responsibility of the depository, and disbursement of payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

    A Beneficial Owner shall give notice to elect to have its notes in book-entry form repaid by TMCC, through its participant, to the Trustee, and will effect delivery of notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Notes representing the notes in book-entry form, on the depository's records, to the Trustee. The requirement for physical delivery of notes in book-entry form in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Notes representing notes in book-entry form are transferred by direct participants on the depository's records.

    The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to TMCC or the Trustee. Under these circumstances, if a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

    TMCC may decide to discontinue use of a system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

    If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by TMCC within 90 days, TMCC will issue notes in certificated form in exchange for the notes represented by the Global Notes. In addition, TMCC may at any time and in its sole discretion determine to discontinue use of a Global Note and, in that event, will issue notes in certificated form in exchange for the notes represented by the Global Note. Notes so issued will be issued in denominations of $1,000 and integral multiples of $1,000 (unless the notes provide for a larger minimum denomination as provided in the notes and applicable pricing supplement) and will be issued in registered form only, without coupons.

    DTC has advised TMCC that management of DTC is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, or after January 1, 2000, may encounter "Year 2000 problems."
 DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which, DTC has advised the Industry, is expected to be completed within appropriate time frames.

    However, DTC's ability to properly perform its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's participants and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (a) impress upon them the importance of such services being "Year 2000" compliant; and (b) determine the extent of their efforts for "Year 2000" remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate. According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                             UNITED STATES TAXATION

    Set forth below is a summary of certain United States federal income tax considerations of importance to Holders of the notes. The summary concerns Holders who hold the notes as capital assets and not special classes of Holders, including (1) dealers in securities or currencies, (2) financial institutions,
(3) insurance companies, (4) regulated investment companies, (5) persons who hold the notes as a position in a "straddle" or a "hedge" against currency risks or who hedge any currency risks of holding the notes, (6) tax-exempt investors,
(7) expatriates; or (8) U.S. Holders (as defined below) whose functional currency is other than the United States dollar or persons who acquire, or for income tax purposes are deemed to have acquired, the notes in an exchange, or for property other than cash. The summary does not discuss Discount Notes (as defined below) which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code (as defined below). Holders of Discount Notes may be subject to special rules. The discussion below is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount ("OID"), all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

               UNITED STATES TAX CONSIDERATIONS FOR U.S. HOLDERS

    As used herein, "U.S. Holder" means a holder of a note who holds the note either directly or through an entity that is disregarded for United States federal income tax purposes and who is:

    (1) a citizen or resident of the United States,

    (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,

    (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source,

    (4) a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

    (5) any other holder whose ownership of a note is effectively connected with the conduct of a trade or business in the United States.

PAYMENTS OF INTEREST

    Interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, depending in part on the U.S. Holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

    IN GENERAL. A note, such as an Original Issue Discount Note, which is issued for an amount less than its stated redemption price at Maturity (a "Discount Note") will generally be considered to have been issued with OID for federal income tax purposes. OID is the excess of the "stated redemption price at maturity" of a note over its "issue price."

    The "stated redemption price at maturity" of a note is the sum of all payments provided by the note other than payments of "qualified stated interest." The "issue price" of an issue of notes is the initial offering price to the public (excluding bond houses and brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) at which a substantial amount of the notes was sold.

    "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) or that is constructively received under Section 451 of the Code, at least annually at a "single fixed rate."

    A "single fixed rate" is a rate that appropriately takes into account the length of the interval between payments. If the excess between a note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the note's stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity, then the amount of OID shall be considered to be zero. Holders of notes with de minimis OID will generally include such OID in income, as capital gain, on a pro rata basis as principal payments are made on the note. If a note has certain interest payment characteristics (e.g., teaser rates or interest holidays), then the note may also be treated as having OID for federal income tax purposes even if the note was issued at an issue price which does not otherwise result in OID.

    ACCRUAL OF OID. U.S. Holders of notes that mature more than one year from their date of issuance will be required to include OID in income for federal income tax purposes as it accrues, regardless of their method of accounting, in accordance with a constant yield method based on a compounding of interest. This OID income inclusion may precede the receipt of cash attributable to such income. The amount of OID includible in income by initial U.S. Holders of notes will be the sum of the daily portions of OID with respect to the notes for each day during the taxable year or portion of the taxable year in which such U.S. Holders held the notes. The amount of OID which accrues in an accrual period will be an amount equal to the excess (if any) of:

    - the product of a note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) over

    - the sum of the qualified stated interest payments, if any, allocable to the accrual period. The daily portion of OID will be determined by allocating to each day in any accrual period a ratable portion of the amount of OID which accrues during the accrual period. The "adjusted issue price" of a note at the beginning of any accrual period will be the sum of the issue price of the note plus the OID allocable to all prior accrual periods reduced by payments on the note other than payments of qualified stated interest. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of the accrual period chosen. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

    REPORTING BY TMCC. TMCC will report annually to the Internal Revenue Service and to each Holder of a Discount Note the amount of OID accrued with respect to that note. Prospective investors are advised to consult their tax advisors for the particular OID characteristics of a note.

    FLOATING RATE NOTES. Floating rate notes will be treated as either "variable rate debt instruments" or Contingent Notes (as defined below). Under the OID Regulations, a floating rate note will qualify as a variable rate debt instrument if:

    (1) its issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount,

    (2) it does not provide for stated interest other than stated interest paid or compounded at least annually at

       - one or more "qualified floating rates,"

       - a single fixed rate and one or more qualified floating rates,

       - a single "objective rate," or

       - a single fixed rate and a single objective rate that is a "qualified inverse floating rate," as those terms are defined under the OID Regulations,

    (3) it provides that a qualified floating rate or objective rate in effect at any time during the term of the note will be set at a current value of that rate, and

    (4) except as provided under clause (1) above, it does not provide for any payments of principal that are contingent.

    A "qualified floating rate" is any variable rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the floating rate note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum stated interest rate (i.e., a cap) or a minimum stated interest rate (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such restrictions are fixed throughout the term of the note, and are not reasonably expected as of the issue date (defined under the OID Regulations as the first settlement date or closing date, whichever is applicable, on which a substantial amount of the debt instruments in the issue is sold for money) to cause the yield on the floating rate note to differ significantly from the expected yield determined without the restrictions. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property. However, an objective rate does not include a rate based on information that is within the control of the issuer or a related party, or that is unique to the circumstances of the issuer or a related party. The OID Regulations also provide that other variable interest rates may be treated as objective rates if later designated by the Internal Revenue Service ("IRS"). Despite the foregoing, a variable rate of interest on a floating rate note will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the floating rate note's term will be either significantly less or significantly greater than the average value of the rate during the final half of the floating rate note's term. A "qualified inverse floating rate" is any objective rate where the rate is equal to a fixed rate minus a qualified floating rate as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the floating rate note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the note qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on that note which is unconditionally payable in cash or property (other than debt instruments of TMCC) at least annually will constitute qualified stated interest. Thus, a floating rate note will generally not be treated as having been issued with OID unless its stated principal amount exceeds its issue price by more than a specified de minimis amount. The amount of qualified stated interest and OID, if any, on a floating rate note will be determined under the rules generally applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (1) in the case of a qualified floating rate or qualified inverse floating rate, a fixed rate equal to the value as of the issue date of the qualified floating rate or inverse floating rate, or (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note. The amount of qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period as determined under the rules described in this paragraph.

    In general, any other floating rate note that qualifies as a "variable rate debt instrument" and does not provide for interest payable at a fixed rate will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest. Under the OID Regulations, the "equivalent" fixed rate debt instrument will be an instrument with terms identical to those provided under the floating rate note, except that it will substitute (1) for each qualified floating rate provided for in the floating rate note, its value as of the issue date (with appropriate adjustments so that the interval between each interest adjustment date is the same), (2) for a qualified inverse floating rate, its value as of the issue date, and (3) for an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

    In the case of a floating rate note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate will initially be converted into a qualifying floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under these circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of its issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note will be converted into an "equivalent" fixed rate debt instrument in the manner described in the previous paragraph.

    Once the floating rate note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, will be determined for the "equivalent" fixed rate debt instrument by applying to it the general OID rules, and U.S. Holders of a floating rate note will account for such OID and qualified stated interest as if they held the "equivalent" fixed rate debt instrument. For each accrual period appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

    If a floating rate note does not qualify as a "variable rate debt instrument" under the OID Regulations, it will be treated as a Contingent Note (as defined below).

CONTINGENT NOTES

    Notes may be issued under circumstances in which the amount and/or timing of one or more payments of interest or principal on the notes is contingent ("Contingent Notes"). For example, TMCC may issue notes under which the total noncontingent payments are less than the issue price or Indexed Notes under which interest and/or principal is determined by reference to multiple formulae based on the values of specified stocks, commodities, foreign currencies or other such personal property. With some exceptions, the amount of interest that will accrue on Contingent Notes in each accrual period will be determined under the "noncontingent bond method." For each issue of Contingent Notes, this method will require TMCC to determine a comparable yield, a projected payment schedule, the daily portions of interest accruing in each accrual period, and then to make appropriate adjustments for any differences between projected and actual contingent payments made to U.S. Holders of Contingent Notes. TMCC will provide notice in the applicable pricing supplement when it determines that a particular note will be a Contingent Note. The applicable pricing supplement will also describe the proper federal income tax treatment of a Contingent Note.

NOTES WITH PUT AND/OR CALL OPTIONS

    Certain notes may be subject to a call option in that they may be redeemable at TMCC's option prior to their stated maturity or to a put option in that they may be repayable at the option of the holder before their stated maturity. Notes containing these features may be subject to special rules, which will be described in the related pricing supplement.

MARKET DISCOUNT, ACQUISITION PREMIUM AND BOND PREMIUM

    If U.S. Holders acquire notes at a price below their stated redemption price at maturity or acquire notes issued with OID at a price below their adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount." If the market discount exceeds a de minimis amount, any gain on the sale, exchange or retirement of the notes will be treated as ordinary interest income at the time of the disposition to the extent of the accrued market discount, unless the U.S. Holders elect to accrue market discount in income on a current basis (the "current income election"). In addition, U.S. Holders who do not make the current inclusion election will be required to defer deductions for a portion of their interest expense on any indebtedness incurred to purchase or carry such notes. Market discount is normally accrued on a straight-line basis, but U.S. Holders may elect to use a constant yield method of accrual instead.

    U.S. Holders who acquire Discount Notes for an amount above the adjusted issue price may be considered as having purchased the notes at an "acquisition premium." The portion of acquisition premium properly allocable to an accrual period will reduce the amount of OID such U.S. Holders would otherwise be required to include in income.

    Under Treasury Regulations issued on December 31, 1997 and generally applicable to notes acquired on or after March 2, 1998, U.S. Holders of notes whose tax basis immediately after their acquisition exceeds the sum of all remaining payments other than qualified stated interest payable on the notes will be considered to have purchased such notes with "bond premium" equal in amount to such excess and may elect to amortize such bond premium. Electing U.S. Holders will amortize the bond premium by offsetting it against qualified stated interest income. The offset will be calculated for each accrual period using constant yield principles, but the offset for an accrual period will be taken into account only when the U.S. Holders take the corresponding qualified stated interest income into consideration under their regular method of accounting. In case the amount of bond premium available for offset is greater than the corresponding amount of qualified stated interest, the excess bond premium will carry forward to future accrual periods. In the case of floating rate notes acquired with bond premium and treated as "variable rate debt instruments," the bond premium and its allocation among the accrual periods will be determined by reference to the "equivalent" fixed rate debt instrument to be constructed as of the date of acquisition of the floating rate notes.

ELECTION TO TREAT ALL INTEREST AND PREMIUM AS OID

    U.S. Holders using the accrual method of accounting for federal income tax purposes may generally elect to include all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium on a debt instrument) in income by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

DISPOSITION OR REPAYMENT OF A NOTE

    U.S. Holders of notes will recognize gain or loss on the sale, redemption, exchange or other disposition of the notes. This gain or loss will be measured by the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. Holders' adjusted tax basis in the notes. U.S. Holders' adjusted tax basis for determining gain or loss on a sale or disposition of notes generally will be their cost increased by any amounts included in income, other than qualified stated interest, and reduced by any amortized premium and cash received other than qualified stated interest. Gain or loss on the sale, exchange or redemption of a note generally will be long-term capital gain or loss, taxable to U.S. Holders who are individuals at a maximum rate of 20 percent (in some cases, possibly 18 percent in taxable years beginning after December 31, 2000), if the note has been held as a capital asset for more than one year, except to the extent that gain represents accrued market discount or acquisition discount not previously included in the U.S. Holders' income. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of a sale, redemption, exchange or other disposition of the notes.

FOREIGN CURRENCY NOTES

    Notes may be denominated in, or interest or principal on the notes may be determined by reference to, a foreign currency or foreign currency unit ("Foreign Currency Notes"). In this case, for U.S. federal income tax purposes, U.S. Holders of Foreign Currency Notes may need to determine the United States dollar equivalent of amounts includible in income and separately calculate any foreign exchange gain or loss arising from holding a Foreign Currency Note.

    INTEREST INCOME AND OID. U.S. Holders who use the cash method of accounting for tax purposes and receive a payment of qualified stated interest with respect to a Foreign Currency Note will be required to include in income the United States dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to United States dollars at that time. No foreign exchange gain or loss will be realized with respect to the receipt of such qualified stated interest payments (other than the gain or loss which may be realized upon disposition of any foreign currency received).

    U.S. Holders on the accrual method of accounting (for accruals of qualified stated interest and OID) and U.S. Holders on the cash method of accounting (for accruals of OID only) will be required to include in income the United States dollar value of the amount of qualified stated interest and OID that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The United States dollar value of the accrued income will be determined by translating the income at the average exchange rate for the accrual period or, for accrual periods that span two taxable years, at the average rate for the partial period within the taxable year. Alternatively, such U.S. Holders may elect to translate accrued qualified stated interest or OID into United States dollars at the spot rate in effect on the last day of the accrual period. If elected, this alternative method must be applied consistently to all debt instruments held by such U.S. Holders from year to year.

    U.S. Holders of Foreign Currency Notes described in the previous paragraph may also recognize foreign exchange gain or loss on the receipt of a payment of accrued interest income. Such exchange gain or loss generally will be measured by the difference between

    (a) the United States dollar equivalent of the interest received translated at the spot rate in effect on the date of payment, and

    (b) the United States dollar equivalent of the accrued interest income translated at the average exchange rates used to include the accrued interest in income.

    PRINCIPAL. With respect to payments of principal on or dispositions of Foreign Currency Notes, U.S. Holders will recognize foreign exchange gain or loss measured by the difference between

    (a) the United States dollar equivalent of the principal payment received translated at the spot rate on the date of each payment, and

    (b) the United States dollar equivalent of the principal amount paid translated at the spot rate in effect on the date such U.S. Holders acquired the Notes.

    MARKET DISCOUNT. Market discount on a Foreign Currency Note will be determined in the relevant foreign currency. Accrued market discount pertaining to Foreign Currency Notes will be taken into income under the same rules discussed above for notes other than Foreign Currency Notes and will be translated into United States dollars on the disposition date. No part of the accrued market discount will be treated as exchange gain or loss. If a U.S. Holder makes a current income inclusion (as defined above), the market discount will be translated into United States dollars on the basis of the average exchange rate in effect during the accrual period, and the exchange gain or loss will be determined upon the receipt of any principal payment or upon the disposition of the Foreign Currency Note in a manner similar to that described above with respect to accrued interest.

    BOND PREMIUM. If a Foreign Currency Note has bond premium in the hands of U.S. Holders who have elected to amortize the bond premium, the bond premium amount calculated under the rules described above will offset corresponding qualified stated interest income in units of the relevant foreign currency. Exchange gain or loss will be realized on the bond premium with respect to any period by treating the amount of bond premium amortized in the period as a return of principal. U.S. Holders of Foreign Currency Notes with bond premium who have not elected to amortize the premium will recognize a loss on the sale, redemption, exchange, retirement or other taxable disposition.

    FOREIGN EXCHANGE GAINS AND LOSSES. In general, foreign exchange gain or loss realized under the rules described above will be considered ordinary income includible in the taxable income of U.S. Holders, but generally not as interest income or expense.

    DISPOSITIONS OF FOREIGN CURRENCY. Foreign currency received by a U.S. Holder with respect to a Foreign Currency Note will have a tax basis equal to its United States dollar value at the time the foreign currency is received. Foreign currency that is purchased generally will have a tax basis equal to its United States dollar cost of acquisition. Any gain or loss recognized on a sale or disposition of foreign currency will be ordinary income or loss.

    DUAL AND MULTI-CURRENCY NOTES. Notes may be issued in circumstances where interest payments on the notes are denominated in or determined by reference to one currency and the principal portion of the notes may be denominated in or determined by reference to another currency ("Dual Currency Notes"). In addition, notes may be issued in circumstances where interest or principal is denominated in or determined by reference to more than one currency ("Multi-Currency Notes"). The applicable pricing supplement will describe the federal income tax treatment of Dual and Multi-Currency Notes.

            UNITED STATES TAX CONSIDERATIONS FOR FOREIGN PURCHASERS

    Set forth below is a summary of certain United States federal income tax consequences for Foreign Holders of notes. For purposes of this discussion, "Foreign Holder" means any holder of a note who holds the note either directly or through an entity that is disregarded for United States federal income tax purposes and who is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, or a nonresident alien fiduciary of a foreign estate or trust.

    Assuming certain certification requirements are satisfied (which generally can be satisfied by providing IRS Form W-8, identifying the beneficial owner of the instrument as a foreign person and disclosing the Foreign Holder's name and address), under current United States federal income and estate tax laws:

    - Payments of principal and interest (including OID) on a note to a Foreign Holder will not be subject to United States federal income tax or withholding tax, provided that, in the case of interest and OID:

       (1) the payments are not effectively connected with the conduct of a United States trade or business,

       (2) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of TMCC entitled to vote,

       (3) the Foreign Holder is not (a) a controlled foreign corporation related to TMCC through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax exempt organization or a foreign private foundation for United States federal income tax purposes, and

       (4) the interest is not contingent on TMCC's profits, revenues or on changes in the value of TMCC's property ("Contingent Interest");

    - A Foreign Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a note unless:

       (1) the gain is effectively connected with the conduct of a United States trade or business of the Foreign Holder, or

       (2) the Foreign Holder is an individual who is present in the United States for 183 days or more during the taxable year and either
           (a) the individual's "tax home" for United States federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by the individual; and

    - A note held by an individual who at the time of death is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) will not be subject to United States federal estate tax as a result of such individual's death, unless:

       (1) the individual actually or constructively owns 10% or more of the total combined voting power of all classes of stock of TMCC entitled to vote,

       (2) the interest received on the note is effectively connected with the conduct of a United States trade or business, or

       (3) the note provided for the payment of Contingent Interest.

                  BACKUP WITHHOLDING AND INFORMATION REPORTING

    U.S. HOLDERS. Under current United States federal income tax law, a 31% "backup" withholding is applied to certain interest and principal payments made to, and to the proceeds of sales before maturity by, certain noncorporate U.S. Holders. Backup withholding will apply only if:

    (1) U.S. Holders fail to supply their taxpayer identification number
       ("TIN"),

    (2) TMCC is notified by the IRS that the U.S. Holders furnished an incorrect TIN,

    (3) TMCC is notified by the IRS that the U.S. Holders have failed to properly report payments of interest and dividends, or

    (4) the U.S. Holders fail to certify, under penalty of perjury, that they have furnished a correct TIN and have not been notified by the IRS that they are subject to backup withholding for failure to report interest and dividend payments.

    FOREIGN HOLDERS. New final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997, and have been published in the Federal Register. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Accordingly, payments made on or before December 31, 2000 will continue to be subject to the regulations that existed before the New Withholding Regulations were issued.

    In the case of payments of interest to Foreign Holders, temporary Treasury Regulations currently in effect provide that the 31% backup withholding of tax and certain information reporting will not apply to payments where

    (1) the requisite certification, as described above, has been received or

    (2) an exemption has otherwise been established;

provided that neither TMCC nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied.

    These information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Foreign Holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

    For payments made after December 31, 2000, the New Withholding Regulations provide that to the extent a Foreign Holder certifies on Form W-8 (or a permitted substitute form) as to that Foreign Holder's status as a foreign person, the backup withholding provisions and the information reporting provisions will generally not apply. If a Foreign Holder fails to provide certification, the holder may be subject to certain information reporting and the 31% backup withholding tax.

    Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    TMCC is offering the notes on a continuing basis through the agents listed on the front cover of this prospectus supplement who have agreed to use their reasonable efforts to solicit offers to purchase the notes. TMCC may also sell notes to these agents, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by the agent, or, if so specified in an applicable pricing supplement, at a fixed initial offering price. TMCC also reserves the right to sell notes directly on its own behalf or through other persons, acting either as agent or principal, on substantially identical terms as those applicable to the agents listed on the front cover of this prospectus supplement. (In this prospectus supplement, persons who purchase notes from TMCC as agents or as principal for resale are referred to as "agents.")

    TMCC reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, without notice and may reject orders in whole or in part whether placed directly with TMCC or through one of the agents. The agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by them. TMCC will pay a commission to the agents for sales of notes on an agency basis ranging from .150% to .750% of the principal amount of the note, depending on the stated maturity of the note (or for a note with a stated maturity of more than 30 years, a commission as agreed upon by TMCC and the related agent at the time of sale) sold through the agents.

    In addition, the agents may offer the notes they have purchased from TMCC as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with the purchase to the dealers. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased by the agent at a price equal to 100% of the principal amount of the notes less a commission agreed to by the agent and TMCC and may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

    Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in New York City on the date of settlement.

    Each agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. TMCC has agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect of these liabilities. TMCC has agreed to reimburse each of the agents for certain expenses. In the ordinary course of their respective businesses, the agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with TMCC and TMCC's affiliates.

    No note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. See "Risk Factors--Your Notes May Not Have an Established Trading Market; Secondary Trading in the Notes" in this prospectus supplement. The agents may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so. For these reasons, you should not assume that there will be a secondary market for your notes or, if there is a market, that it will be liquid. From time to time, the agents may make a market in the notes.

    From time to time, TMCC may issue and sell other securities described in the accompanying prospectus, and the amount of notes that TMCC may offer and sell under this prospectus supplement may be reduced as a result of such sales.

    In connection with the offering of notes purchased by an agent as principal on a fixed price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agents create a short position in the notes in connection with the offering, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then the agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases. The agents are not required to engage in these activities, and may end any of these activities at any time. Neither TMCC nor the agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.

PROSPECTUS
                                     [LOGO]

                        TOYOTA MOTOR CREDIT CORPORATION

                                DEBT SECURITIES

                               ------------------

    By this prospectus, we may offer from time to time up to $4,621,060,000 of our senior unsecured debt securities or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. When we offer debt securities, we will provide you with a prospectus supplement describing the specific terms of the securities. You should read this information carefully before you invest.

    The debt securities:

    - will be in one or more series;

    - will be offered in amounts, at prices, in currencies and on terms to be agreed upon by us and the purchasers;

    - will be issued in amounts, with maturities, interest rates and offering prices set forth in a prospectus supplement; and

    - will be sold by us through agents, to or through underwriters or dealers, or directly to purchasers.

    IF THE TERMS OF PARTICULAR DEBT SECURITIES DESCRIBED IN A PROSPECTUS SUPPLEMENT ARE DIFFERENT FROM THOSE DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT.

    This prospectus may not be used to complete sales of debt securities unless accompanied by a prospectus supplement.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                THE DATE OF THIS PROSPECTUS IS JANUARY 12, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................         3

Incorporation of Information Filed with the SEC.............         3

Toyota Motor Credit Corporation.............................         4

Use of Proceeds.............................................         4

Ratio of Earnings to Fixed Charges..........................         4

Description of Debt Securities..............................         5

Plan of Distribution........................................        11

Legal Matters...............................................        12

Experts.....................................................        12

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the SEC. You may read and copy our SEC filings at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at the SEC's public reference rooms in New York, New York, and Chicago, Illinois. You may also request copies of our SEC filings by writing to the SEC's Public Reference Room and paying a duplicating fee. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect copies of our SEC filings and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York. Our electronic SEC filings are available on the Internet through the SEC's website at http://www.sec.gov.

    We have filed a registration statement with the SEC on Form S-3 under the Securities Act of 1933 covering the debt securities which includes this prospectus. For further information about us and the debt securities, you should refer to the registration statement and the exhibits. This prospectus summarizes material provisions of agreements and other documents that we refer you to. However, because the prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement.

                INCORPORATION OF INFORMATION FILED WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

    - incorporated documents are considered part of this prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - later information that we file with the SEC will automatically update and supersede the incorporated information.

    We incorporate by reference the annual report on Form 10-K for the year ended September 30, 1999 which was filed with the SEC under the Exchange Act of 1934.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until the offering of the debt securities is completed or after the date of the initial registration statement and before the effectiveness of the registration statement:

    - any reports filed under Sections 13(a) and (c) of the Exchange Act;

    - any reports filed under Section 14 of the Exchange Act; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You should rely only on information contained or incorporated by reference in this prospectus or any supplement we provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the debt securities in any jurisdiction where the offer or sale is not permitted.

    You should not assume that the information appearing in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents. Our business, financial condition, results of operations and other information may have changed since that date.

    You may request a copy of any filings referred to above at no cost by contacting us at the following address: Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90509; Attn: Treasury; telephone:
(310) 787-1310.

                        TOYOTA MOTOR CREDIT CORPORATION

    Toyota Motor Credit Corporation provides retail and wholesale financing, retail leasing and certain other financial services to authorized Toyota and Lexus vehicle and Toyota industrial equipment dealers and their customers in the United States (excluding Hawaii) and the Commonwealth of Puerto Rico. TMCC is a wholly owned subsidiary of Toyota Motor Sales, U.S.A., Inc., which is primarily engaged in the wholesale distribution of automobiles, light trucks, industrial equipment and related replacement parts and accessories throughout the United States (excluding Hawaii). Substantially all of Toyota Motor Sales,
U.S.A., Inc.'s products are purchased from Toyota Motor Corporation, the indirect parent of Toyota Motor Sales, U.S.A., Inc. or its affiliates.

    TMCC was incorporated in California on October 4, 1982, and began operations in May 1983. Our principal executive offices are located in the Toyota Motor Sales, U.S.A., Inc. headquarters complex at 19001 South Western Avenue, Torrance, California 90509, and our telephone number is (310) 787-1310.

    In this prospectus, "TMCC", "we", "us" and "our" refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all the debt securities offered under this prospectus.

    If you want to find out more information about us, please see the sections in this prospectus entitled "Where You Can Find More Information" and "Incorporation of Information Filed with the SEC."

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the debt securities for general corporate purposes, the purchase of earning assets and the retirement of debt. We may use the net proceeds initially to reduce short-term borrowings or invest in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth TMCC's ratio of earnings to fixed charges for the periods shown:

                                                                   FISCAL YEAR ENDED
                                                                     SEPTEMBER 30,
                                                  ----------------------------------------------------
                                                    1999       1998       1997       1996       1995
                                                  --------   --------   --------   --------   --------
RATIO OF EARNINGS TO FIXED
 CHARGES(1).....................................   1.24x      1.25x      1.31x      1.32x      1.42x

------------------------

(1) We computed the ratio of earnings to fixed charges by dividing (i) the sum of income before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist primarily of interest expense net of the effect of noninterest-bearing advances. As of September 30, 1999, TMCC has guaranteed payments of principal and interest on $155.5 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates. In addition, TMCC has authorized a guarantee of up to $50 million in principal amount of the debt of a corporation partially owned by TMCC, of which $40 million has been guaranteed as of September 30, 1999. TMCC has not incurred any fixed charges in connection with these guarantees and no amount is included in any ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities. The particular terms of debt securities offered by TMCC (the "Offered Debt Securities"), and the extent to which these general provisions may apply to the Offered Debt Securities, will be described in a prospectus supplement relating to the Offered Debt Securities. If the terms of particular Offered Debt Securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the supplement.

    The debt securities will be issued under an indenture, dated as of August 1, 1991, as amended by a first supplemental indenture dated as of October 1, 1991 (together, the "Indenture"), between TMCC and the trustee for one or more series of debt securities designated in the applicable prospectus supplement or prospectus supplements (the "Trustee"). The following is a summary of certain provisions of the debt securities and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the debt securities. If we refer to particular sections or defined terms of the Indenture, we mean to incorporate by reference those sections or defined terms of the Indenture. Capitalized terms used but not defined in this prospectus have the meanings given to them in the Indenture. A copy of the Indenture is an exhibit to the registration statement relating to the debt securities which includes this prospectus. See "Where You Can Find More Information."

    THE DEBT SECURITIES WILL BE OBLIGATIONS SOLELY OF TMCC AND WILL NOT BE OBLIGATIONS OF, OR DIRECTLY OR INDIRECTLY GUARANTEED BY, TOYOTA MOTOR SALES, U.S.A., INC., TOYOTA MOTOR CORPORATION OR ANY OF THEIR AFFILIATES.

GENERAL

    The Indenture does not limit the total principal amount of debt securities that we may issue under the Indenture. We may issue debt securities from time to time in one or more series, with the same or various maturities, at par, at a premium or with original issue discount up to the aggregate principal amount from time to time authorized by TMCC for each series. As of the date of this prospectus, TMCC has authorized the issuance under the Indenture of up to $17,100,000,000 aggregate principal amount of debt securities or its equivalent in foreign currencies, based on the applicable exchange rate at the time of the offering. In addition, for purposes of calculating this limitation, we will use the initial offering price of debt securities sold at a discount to their face amount and the face amount of debt securities sold at a premium to their face amount. As of the date of this prospectus, approximately $12,478,940,000 aggregate principal amount has previously been issued under the Indenture.

    The debt securities will be unsecured general obligations of TMCC and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

    The applicable prospectus supplement will describe the terms of the Offered Debt Securities, including:

    - the aggregate principal amount and denominations;

    - the maturity date;

    - the principal amount payable whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method, and the date or dates on which we agree to pay principal if other than on the maturity date;

    - the rate or rates per annum (which may be fixed or variable) at which we agree to pay interest and, if applicable, the method used to determine the rate or rates of interest;

    - the dates on which we agree to pay interest;

    - the place of transfer or payment for the debt securities, and the method of payment;

    - the provisions for redemption or repayment, if any, including the redemption and/or repayment price or prices and any remarketing arrangements;

    - the sinking fund requirements or amortization provisions, if any;

    - whether the debt securities are denominated or provide for payment in U.S. dollars or a foreign currency;

    - the form (registered or bearer or both) in which the debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in either form;

    - if TMCC will pay any Additional Amounts relating to debt securities held by a person who is not a U.S. person in respect of specified taxes, assessments or other governmental charges, under what circumstances TMCC will pay Additional Amounts and whether TMCC has the option to redeem the affected debt securities rather than pay the Additional Amounts;

    - whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in that case, the Depository for the global securities;

    - the title of the debt securities, the series of which the debt securities will be a part and the Trustee with respect to the debt securities; and

    - any other terms.

    Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific Offered Debt Securities. TMCC may deliver this prospectus before or together with the delivery of a prospectus supplement.

    The variable terms of debt securities are subject to change from time to time, but no change will affect any debt security already issued or as to which an offer to purchase has been accepted by TMCC.

    TMCC may issue debt securities with terms different from those of debt securities previously issued and may "reopen" a previous issue or a series of debt securities and issue additional debt securities of that issue or series.

    You should be aware that special U.S. federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations if they apply.

PAYMENT AND PAYING AGENTS

    Payment of principal of and premium and interest, if any, on debt securities will be made at the office of the Paying Agent or Paying Agents as TMCC may designate from time to time. However, at TMCC's option, TMCC may pay interest:

    - by check mailed to the address of the person entitled to the payment as the address appears in the Security Register; or

    - by wire transfer to an account maintained by the person entitled to the payment as specified in the Security Register.

    Payment of any interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the Regular Record Date for that interest.

    TMCC will designate the Trustee for the debt securities of the related series, acting through its Corporate Trust Office, as TMCC's sole Paying Agent for payments with respect to debt securities of the series. TMCC may at any time:

    - designate additional Paying Agents; or

    - rescind the designation of any Paying Agent; or

    - approve a change in the office through which any Paying Agent acts.

    However, TMCC will be required to maintain a Paying Agent in each Place of Payment for a series of debt securities. All moneys paid by TMCC to a Paying Agent for the payment of principal of or premium or interest, if any, on any debt security which remain unclaimed at the end of one year after the principal, premium or interest has become due and payable will be repaid to TMCC, and the Holder of such debt security or any coupon will thereafter look only to TMCC for payment of those amounts.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a Depository, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole by the Depository for the debt security to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of the successor. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global debt security may exchange their interests for definitive debt securities of the series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on the global debt security and the material terms of the depository arrangement with respect to the global debt security.

CERTAIN COVENANTS

    The debt securities will not be secured by mortgage, pledge or other lien. TMCC has agreed in the Indenture not to pledge or otherwise subject to any lien any property or assets of TMCC unless the debt securities are secured by the pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such covenant does not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 5% of Consolidated Net Tangible Assets (as defined below) of TMCC and its consolidated subsidiaries and also does not apply to:

    - the pledge of any assets of TMCC to secure any financing by TMCC of the exporting of goods to or between, or the marketing thereof in, countries other than the United States in connection with which TMCC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

    - the pledge of receivables payable in currencies other than United States dollars to secure borrowings in countries other than the United States;

    - any deposit of assets of TMCC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by TMCC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against TMCC or in favor of any governmental bodies to secure progress, advance or other payments in the ordinary course of TMCC's business;

    - any lien or charge on any property of TMCC, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

    - any lien in favor of the United States of America or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

    - any lien securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;

    - any lien to secure non-recourse obligations in connection with TMCC's engaging in leveraged or single-investor lease transactions; and

    - any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the clauses above, provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

    "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting:

    - all current liabilities; and

    - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of TMCC and its consolidated subsidiaries, all as set forth on the most recent balance sheet of TMCC and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.

SUCCESSOR CORPORATION

    The Indenture provides that TMCC may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided, that:

    - either TMCC shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States or any state thereof and shall expressly assume, by a supplemental indenture, executed and delivered to each Trustee, in form satisfactory to each Trustee, all of the obligations of TMCC under the debt securities and the Indenture; and

    - TMCC or the successor corporation, as applicable, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any obligations under the Indenture.

Subject to certain limitations in the Indenture, a Trustee may receive from TMCC an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

SUPPLEMENTAL INDENTURES

    Supplemental indentures may be entered into by TMCC and the appropriate Trustee with the consent of the Holders of 66 2/3% in principal amount of any series of outstanding debt securities, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of each such series affected by such modification or amendment. However, no supplemental indenture may, among other things, without the consent of each Holder of any debt security affected:

    - reduce the principal amount of or interest on any debt security;

    - change the maturity date of the principal, the interest payment dates or other terms of payment of any debt security; or

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose Holders is necessary to modify or amend the Indenture.

    Under certain circumstances, supplemental indentures may also be entered into without the consent of the Holders.

EVENTS OF DEFAULT

    The Indenture defines an Event of Default with respect to any series of debt securities as being any one of the following events with respect to that series:

    - default in the payment of principal, when due;

    - default in the payment of any interest when due and continuation of the default for 30 days;

    - default in the deposit of any sinking fund payment when due;

    - default in the performance or breach of any of TMCC's obligations or warranties under the Indenture (other than an obligation or warranty included in the Indenture which is not for the benefit of that particular series of debt securities) which continues for 60 days after written notice;

    - certain events of bankruptcy, insolvency or reorganization of TMCC; and

    - any other Event of Default provided with respect to debt securities of that series.

    No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities. If an Event of Default occurs and is continuing, the appropriate Trustee or the Holders of at least 25% in aggregate principal amount of debt securities of each series affected by the Event of Default may declare the debt securities of that series to be due and payable.

    Any past default with respect to a particular series of debt securities may be waived by the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series, except a default:

    - in the payment of principal of, premium, or interest for which payment had not been subsequently made; or

    - in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding debt security of that series.

    TMCC will be required to file with each Trustee annually an officer's certificate as to the absence of certain defaults. The appropriate Trustee may withhold notice to Holders of any series of debt securities of any default with respect to that series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such Holders to do so.

    Subject to the provisions of the Indenture relating to the duties of a Trustee in case an Event of Default shall occur and be continuing, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless the Holders have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the Indenture for the indemnification of a Trustee and to certain other limitations, the Holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the appropriate Trustee, or exercising any trust or power conferred on the Trustee with respect to the debt securities of the series.

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will be discharged with respect to the debt securities of any series upon the satisfaction of certain conditions, including the following:

    - payment in full of the principal of, and premium, if any, and interest on all of the debt securities of that series; or

    - the deposit with the appropriate Trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the Indenture.

TERMINATION

    TMCC may terminate certain of its obligations under the Indenture with respect to the debt securities of any series, including its obligations to comply with the restrictive covenants set forth in the Indenture (see "Certain Covenants") with respect to the debt securities of that series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the appropriate Trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the debt securities of the series to their maturity in accordance with the terms of the Indenture and the debt securities of the series. In that event, the appropriate Trustee will receive an opinion of counsel stating that the deposit and termination will not have any federal income tax consequences to the Holders.

THE TRUSTEES

    The Indenture contains certain limitations on the right of a Trustee, should it become a creditor of TMCC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. A Trustee is permitted to engage in other transactions with TMCC; provided, however, that if a Trustee acquires any conflicting interest it must eliminate that conflict or resign.

    The Indenture provides that, in case an Event of Default has occurred and is continuing, a Trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

GOVERNING LAW

    The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

    TMCC may sell the debt securities:

    - through agents;

    - to or through dealers;

    - to or through underwriters; or

    - directly to purchasers.

    A prospectus supplement for the specific debt securities will contain the names of any agents, underwriters or dealers, and any applicable commissions or discounts.

    The debt securities may be sold to underwriters for their own account and may be resold to the public from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. A prospectus supplement will set forth any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    The debt securities may be sold directly by TMCC, or through agents designated by TMCC from time to time. A prospectus supplement will set forth any commission payable by TMCC to an agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

    The net proceeds to TMCC from the sale of the debt securities will be the purchase price of the debt securities less any discounts or commissions and the other attributable expenses of issuance and distribution.

    TMCC has agreed to indemnify underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the underwriters or agents may be required to make.

                                 LEGAL MATTERS

    Alan Cohen, Esq., General Counsel of TMCC, will pass upon the validity of the debt securities offered by this prospectus. O'Melveny & Myers LLP will act as counsel for the underwriters, dealers or agents, if any.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 10-K of TMCC for the year ended September 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                     [LOGO]

                                 $1,096,060,000

                        TOYOTA MOTOR CREDIT CORPORATION

                               MEDIUM-TERM NOTES

                           -------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                              MERRILL LYNCH & CO.

                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                               J.P. MORGAN & CO.

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

                                JANUARY 12, 2000

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